EXHIBIT 99.1

FOR IMMEDIATE RELEASE                 CONTACT:  Tammy Nystuen
                                                Select Comfort Corporation
                                                763-551-7496
                                                tamara.nystuen@selectcomfort.com


                    SELECT COMFORT THIRD QUARTER SALES UP 23%
                             SAME-STORE SALES UP 15%
                THIRD QUARTER EARNINGS TO INCLUDE WARRANTY CHARGE

MINNEAPOLIS - (October 7, 2004) - Select Comfort Corporation (Nasdaq:SCSS), the nation's leading bed retailer and creator of the Sleep Number(R) bed, today reported preliminary net sales for the third quarter ended October 2, 2004, of $144.3 million, a 23 percent increase compared with the third quarter of 2003 and in line with the company's previously stated expectations. For the quarter, same-store sales increased 15 percent over the same period a year ago.

     The company said earnings for its 2004 third quarter will include a charge of $0.7 million after-tax, or $0.02 per share, resulting from an increase to warranty reserves. "We offer one of the industry's most comprehensive product warranties and we hold ourselves to the highest standards of customer satisfaction," said Bill McLaughlin, chairman and chief executive officer. "By making this increase to our warranty reserves, we are providing ourselves with broad flexibility to deliver an exceptional level of customer satisfaction going forward." As a result of the charge, the company now expects to report 2004 third quarter net earnings of $0.19 to $0.20 per diluted share.

     "We are pleased once again to be reporting quarterly sales growth in excess of 20 percent and another double-digit increase in same-store sales, particularly during a period that was difficult for retailers nationwide," McLaughlin said. "Outstanding efforts in our stores, along with successful promotional and advertising campaigns, enabled us to offset the challenges posed by overall weakness in the consumer economy, hurricane-related store closings and slower customer traffic in the southeast and a short period of adverse publicity in our headquarters market."

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2--Select Comfort Third Quarter Sales Up 23 Percent

     McLaughlin said he expects the company will continue to outpace industry growth, but that the environment for retailers remains challenging in the near term. "Some of the factors that dampened consumer confidence and mall traffic nationwide during the summer are still in play as we enter the fourth quarter," McLaughlin said. "But as we demonstrated in the third quarter, we have the ability to overcome these kinds of challenges." The company will provide further information on its fourth quarter outlook during its third quarter results conference call.

     Select Comfort plans to report full results for its third quarter on October 19, after market close. The company will hold a conference call to discuss its third quarter results on October 19, 2004, at 4:00 p.m. Central Time. A simultaneous webcast of the call will be available in the Investor Relations section of www.selectcomfort.com. A digital replay of the conference call will be accessible beginning at approximately 6:00 p.m. Central Time on October 19, 2004, through 5:00 p.m. Central Time on October 26, 2004. To access the replay, please call 402-998-1541 (U.S. and International). An archived replay of the conference call may also be accessed after approximately 7:00 p.m. Central Time on October 19, 2004 at www.selectcomfort.com.

ABOUT SELECT COMFORT
     Founded in 1987, Select Comfort Corporation is the nation's leading bed retailer(1), holding 26 U.S. issued or pending patents for its personalized sleep products. The company designs, manufactures and markets a line of adjustable-firmness mattresses featuring air-chamber technology, branded the Sleep Number(R) bed, as well as foundations and sleep accessories. Select Comfort's products are sold through its 364 retail stores located nationwide, including 13 leased departments in Bed Bath & Beyond stores; through selected bedding retailers; through its national direct marketing operations; and on the Internet at www.selectcomfort.com.

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3--Select Comfort Third Quarter Sales Up 23 Percent

     Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as general and industry economic trends, uncertainties arising from global events, consumer confidence, effectiveness of our advertising and promotional efforts, our ability to secure suitable retail locations, our ability to attract and retain qualified sales professionals and other key employees, consumer acceptance of our products and product innovation, our ability to continue to expand and improve our product line, industry competition, warranty expenses, California wage and hour litigation, our dependence on significant suppliers, and the vulnerability of any suppliers to recessionary pressures, labor negotiations, liquidity concerns or other factors, increasing government regulations, including new flammability standards for the bedding industry, as well as the risk factors listed from time to time in the company's filings with the SEC, including the company's Annual Report on Form 10-K and other periodic reports filed with the SEC.

     The company has no obligation to publicly update or revise any of the forward-looking statements that may be in this news release.

(1) Top 25 Bedding Retailers, Furniture Today, May 26, 2003



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